                        SUPPLEMENTAL RETIREMENT AGREEMENT


          THIS SUPPLEMENTAL RETIREMENT AGREEMENT (the "Agreement") is made as of January 27, 1983, by and between Michigan Gas Utilities Company, a Michigan corporation ("MGU") and James G. Miller (the "Executive").

          WHEREAS, MGU desires to provide for the payment of supplemental retirement benefits to certain senior executives of MGU in order to attract and retain executives of superior ability, industry and loyalty;

          WHEREAS, the Executive is now serving as a senior executive officer of MGU and MGU desires to have him remain in such employment;

          WHEREAS, the Board of Directors of Michigan Energy Resources Company, the parent company of MGU, has authorized the entering by MGU into an agreement with the Executive, providing for substantially the benefits set forth herein;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, MGU and the Executive agree as follows:


                                    ARTICLE I

                               RETIREMENT BENEFITS

          1. If the executive shall retire on or after his 65th birthday he shall be entitled to receive $40,000 per annum ("Supplemental Retirement Benefit"), payable for the period and in the manner provided in Article II.

          2. If the Executive shall retire on or after his 55th birthday but prior to his 65th birthday, he shall be entitled to receive benefits in an amount per annum equal to the Supplemental Retirement Benefit, reduced by an amount equal to the product of (a) one-quarter of one percent of the Supplemental Retirement Benefit and (b) the number of months, or fractions thereof, by which the date of his retirement shall precede his 65th birthday.

          3. Notwithstanding any other provision of this Agreement, if the employment of the Executive is terminated other than by retirement or death, neither the Executive nor his Eligible Spouse shall be entitled to any benefits under this Agreement.

          4. For purposes of this Agreement, the Board of Directors of MGU shall have the sole discretion to determine whether the Executive has retired or whether his employment with MGU has otherwise terminated.

          5. Anything to the contrary contained herein notwithstanding, for purposes of this Agreement, if the Executive receives benefits under the MGU Group Long-Term Disability Insurance Plan (or any successor plan which provides for similar benefits), the Executive shall be deemed to be in the employ of MGU for so long as he shall receive such benefits thereunder.

          As used in this Agreement, "MGU" shall mean Michigan Gas Utilities Company, or any successor by merger, purchase of all or substantially all of the assets and business of MGU, or otherwise.

          As used in this Agreement, "Eligible Spouse" shall mean the spouse of the Executive who was legally married to the Executive at the date of the Executive's death.

                                   Article II

                         PAYMENT OF RETIREMENT BENEFITS

          1. Retirement benefits paid under this Agreement as a result of the Executive retiring or having deemed to have retired pursuant to Section 2 of
Article III, after the first day of the month following his 65th birthday shall be paid monthly in approximately equal installments for the lesser of (a) 15 YEARS or (b) the life of the Executive and, following his death, the life of his Eligible Spouse.

          2. Retirement benefits paid under this Agreement as a result of any other event shall be paid monthly in approximately equal installments until the occurrence of the earlier of (a) payment of the benefit one month prior to the Executive reaching his Eightieth Birthday or (b) the death of the Executive and, following his death, the death of his Eligible Spouse. For purposes of this Agreement, Eightieth Birthday means the day on which the Executive reaches the age of 80, if that date is the first day of a month, and otherwise, the first day of the month following the month in which the Executive reaches the age of 80.

          3.  The initial payment of retirement benefits under Section 1 or
Section 2 of Article I, as the case may be, shall be made on the date of the Executive's retirement from MGU, if that date is the first day of a month, and otherwise on the first day of the month next following the date of retirement.

          4. Except as otherwise provided in Section 8 of Article V, only the Executive, or, as provided in Article III, his Eligible Spouse, may receive retirement benefits hereunder, and no other person, whether claiming under or through the Executive or his Eligible Spouse, or otherwise, shall have any rights whatsoever under this Agreement.

                                   Article III

                                SPOUSE'S BENEFITS

          1. In the event of the death of the Executive after his retirement, but prior to payment to him of all the retirement benefits he is entitled to receive pursuant to either Section 1 or Section 2 of Article II, as the case may be, his Eligible Spouse shall be entitled to the retirement benefits theretofore received by the Executive under Article I or to the retirement benefits resulting from the operation of Section 2 of this Article III, payable for the period and in the manner provided in this Article III.

          2. In the event of the death of the Executive on or after his 55th birthday, but prior to his retirement, he shall be deemed to have retired immediately prior to his death, and his Eligible Spouse shall be entitled to receive the retirement benefits that the Executive would have received under
Section 2 of Article I.

          3.  The Eligible Spouse's retirement benefits under Section 2 of this
Article III shall be paid monthly in approximately equal installments for the lesser of (a) the period benefits would have been payable to the Executive under this Agreement had his death not occurred, or (b) the life of the Eligible Spouse.

          4. In the event of the death Executive prior to his 55th birthday, his Eligible Spouse shall be entitled to receive benefits in an amount per annum equal to the Supplemental Retirement Benefit.

reduced by an amount equal to the product of (a) one-quarter of one percent of the Supplemental Retirement Benefit and (b) the number of months, or fractions thereof, by which the date of his death shall precede his 65th birthday should he have lived to that date.

          5. The Eligible Spouse's benefits under Section 4 of this Article III shall be paid monthly in approximately equal installments until the occurrence of the earlier of (a) payment of the benefit one month prior to the Executive's Eightieth Birthday should he have lived to that date, or (b) the life of the Eligible Spouse.

          6.  The initial payment to the Eligible Spouse of benefits under this
Article III shall be made on the date of the Executive's death, if that date is the first day of a month, and otherwise on the first day of the month following the date of the Executive's death.


                                   Article IV

                            AMENDMENT AND TERMINATION

          The Board of Directors of MGU shall have the right, without the consent of the Executive or his Eligible Spouse, to amend or modify this Agreement from time to time or to terminate this Agreement entirely at any time; PROVIDED, HOWEVER, that if, at the time of such action, payment of retirement benefits under this Agreement have theretofore been made, such action shall not in any manner adversely affect the right of the Executive or of his Eligible Spouse, as the case may be, to the continued receipt of such payments in accordance with this Agreement.

                                    Article V

                                  MISCELLANEOUS

          1. Neither the Executive nor his Eligible Spouse shall have any right or interest, whether vested or otherwise, in this Agreement or its continuance, or in or to the payment of any retirement benefits under this Agreement, unless and until all the terms, conditions and provisions of this Agreement that effect such retirement benefits and the payment thereof shall have been fully compiled with, as specifically provided in this Agreement; PROVIDED, HOWEVER, that nothing in this section shall be construed to limit in any way the right of MGU under Article IV to amend or terminate this Agreement.

          2. Any retirement benefits under this Agreement shall be payable only from the general assets of MGU.

          3. This Agreement shall not in any way affect the right and power of MGU to dismiss any employee or otherwise terminate the employment or change the terms of employment or amount of compensation of any employee or any time for any reason, with or without cause.

          4. MGU shall not merge or consolidate with any other corporation or business unless and until such other corporation or business shall expressly assume the responsibilities of MGU herein set forth. MGU further agrees that if, at any time prior to the making of the last payment to be paid hereunder to the Executive or his Eligible Spouse, as the case may be, it shall liquidate or dissolve, it shall, before any such liquidation or dissolution, make proper provisions for the continuation of the payments in accordance with this Agreement.

          5. The entering into this Agreement by the Executive shall conclusively bind the Executive and his Eligible Spouse to any action or decision taken or made to be taken or to be made pursuant to or respecting this Agreement by MGU or the Board of Directors of MGU.

          6. this Agreement shall not be deemed a substitute for any retirement, death, disability or other employee benefit plan or arrangement that may now or hereafter be provided for employees of MGU generally. Any such plan or arrangement may be authorized by the Board of Directors of MGU and payments thereunder may be made independently of this Agreement.

          7. The assignment, pledge or encumbrance of any kind of the benefits under this Agreement shall not be permitted or recognized.

          8. Should any person then receiving retirement benefits under this Agreement be declared or adjudicated incompetent by any court having jurisdiction over such person, retirement benefits under this Agreement may be paid to the legal representative of such person for so long as the incompetency continues, but in no case for a period longer than the remainder of the period of payment established in accordance with Article I or Article III, whichever is applicable. Such payment of retirement benefits to such legal representative shall absolve MGU absolutely from any further liability whatsoever therefor.

          9. The provisions of this Agreement shall be construed, administered and enforced according to the laws of the State of Michigan.


                                        MICHIGAN GAS UTILITIES COMPANY


Dated: April 14, 1983                   /s/ Paul L. Schreur
       --------------                  --------------------------
                                     By Paul L. Schreur
                                         Vice Chairman


Dated: April 14, 1983                   /s/ James G. Miller
       --------------                  ---------------------------
                                        James G. Miller
                                        President